Exhibit 5.1

June 22, 2009

Forest Oil Corporation

707 Seventeenth Street, Suite 3600

Denver, Colorado  80202

Re:	Registration Statement on Form S-8
Relating to 500,000 shares of Forest Oil Corporation Common Stock

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Forest Oil Corporation, a New York corporation (the “Company”), and have acted in such capacity in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 500,000 shares of the Company’s common stock, par value $.10 per share (the “Shares”), issuable by the Company under the Forest Oil Corporation 1999 Employee Stock Purchase Plan (the “Plan).

In connection with this opinion, I have examined and relied upon such records, documents, certificates, and other instruments as in my judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed, or photographic copies, and as to certificates of public officials, I have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials.

I am admitted to the bar in the State of Colorado.  The opinions expressed herein are limited in all respects to the laws of the State of Colorado and the federal laws of the United States of America, and no opinion is expressed with respect to the laws of any other jurisdiction.  For purposes of this opinion, I have assumed that the corporation law of the State of New York is the same as the corporation law of the State of Colorado.  This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing, I am of the opinion that:

(i)            the Shares are duly authorized; and

(ii)           upon the issuance of the Shares in the manner contemplated by the Plan, the Shares will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof, and I assume no obligation to update or supplement this opinion to reflect any fact or circumstance that may hereafter come to my attention or to reflect any changes in law or regulation that may hereafter occur or become

effective.   This letter is being furnished solely for the benefit of the Company in connection with the matters expressed herein.  This opinion may not be furnished to or relied upon by any person or entity for any purpose without my prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ CYRUS D. MARTER IV
Cyrus D. Marter IV
Senior Vice President, General Counsel and Secretary